Exhibit 99.1

News Release

FOR RELEASE — JULY 18, 2018

Leslie A. Brun, Chairman and Chief Executive Officer of Sarr Group, named to Corning Board of Directors

CORNING, N.Y. — Corning Incorporated (NYSE: GLW) today appointed Leslie A. Brun, chairman and chief executive officer of Sarr Group, LLC to Corning’s Board of Directors, effective July 18, 2018.

Brun will serve on the board’s audit and compensation committees. He will hold office until Corning’s annual meeting of shareholders in the spring of 2019, at which time he will stand for election to a one-year term. His appointment brings the number of Corning directors to 14.

Brun, 65, brings to the board significant financial expertise, operating and management experience, along with extensive public company directorship and committee experience. He also brings broad experience on governance issues facing large public companies. He is chairman and chief executive officer of Sarr Group, LLC, an investment holding company, and vice chairman and senior advisor of G100 Companies. Brun also serves as the chairman of the board of directors of Broadridge Financial Solutions, Inc. and CDK Global, Inc., as lead director and chairman of the governance committee of Merck & Co., Inc., and is a member of the Council on Foreign Relations.

He is the founder and former chairman emeritus of Hamilton Lane, a private equity advisory and management firm where he served as chief executive officer and chairman from 1991 until 2005. Brun is a former director and chairman of the board of Automatic Data Processing, Inc. and a former director of Hewlett Packard Enterprise Company. He also served as a managing director and co-founder of the investment banking group of Fidelity Bank, and as a past vice president in the corporate finance division of E.F. Hutton & Co.

Brun received a B.S. degree from the State University of New York at Buffalo and is a trustee/director of the University of Buffalo Foundation, Inc.

Caution Concerning Forward-Looking Statements

This press release contains “forward-looking statements” (within the meaning of the Private Securities Litigation Reform Act of 1995), which are based on current expectations and assumptions about Corning’s financial results and business operations, that involve substantial risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include: the effects of acquisitions, dispositions and other similar transactions by the Company, the effect of global business, financial, economic and political conditions; tariffs and import duties; currency fluctuations between the U.S. dollar and other currencies, primarily the Japanese yen, New Taiwan dollar, euro, Chinese yuan, and South Korean won; product demand and industry capacity; competitive products and pricing; availability and costs of critical components and materials; new product development and commercialization; order activity and demand from major customers; the amount and timing of our cash flows and earnings and other conditions, which may affect our ability to pay our quarterly dividend at the planned level or to repurchase shares at planned levels; possible disruption in commercial activities due to terrorist activity, cyber-attack, armed conflict, political or financial instability, natural disasters, or major health concerns; unanticipated disruption to equipment, facilities, IT systems or operations; effect of regulatory and legal developments; ability to pace capital spending to anticipated levels of customer demand; rate of technology change; ability to enforce patents and protect intellectual property and trade secrets; adverse litigation; product and components performance issues; retention of key personnel; customer ability, most notably in the Display Technologies segment, to maintain profitable operations and obtain financing to fund their ongoing operations and manufacturing expansions and pay their receivables when due; loss of significant customers; changes in tax laws and regulations including the Tax Cuts and Jobs Act of 2017; and the potential impact of legislation, government regulations, and other government action and investigations.

For a complete listing of risks and other factors, please reference the risk factors and forward-looking statements described in our annual reports on Form 10-K and quarterly reports on Form 10-Q. Forward-looking statements speak only as of the day that they are made, and Corning undertakes no obligation to update them in light of new information or future events.

Web Disclosure

In accordance with guidance provided by the SEC regarding the use of company websites and social media channels to disclose material information, Corning Incorporated (“Corning”) wishes to notify investors, media, and other interested parties that it uses its website (http://www.corning.com/worldwide/en/about-us/news-events.html) to publish important information about the company, including information that may be deemed material to investors, or supplemental to information contained in this or other press releases. The list of websites and social media channels that the company uses may be updated on Corning’s media and website from time to time. Corning encourages investors, media, and other interested parties to review the information Corning may publish through its website and social media channels as described above, in addition to the company’s SEC filings, press releases, conference calls, and webcasts.

About Corning Incorporated

Corning (www.corning.com) is one of the world’s leading innovators in materials science, with a more than 165-year track record of life-changing inventions. Corning applies its unparalleled expertise in glass science, ceramic science, and optical physics along with its deep manufacturing and engineering capabilities to develop category-defining products that transform industries and enhance people’s lives. Corning succeeds through sustained investment in RD&E, a unique combination of material and process innovation, and deep, trust-based relationships with customers who are global leaders in their industries.

Corning’s capabilities are versatile and synergistic, which allows the company to evolve to meet changing market needs, while also helping our customers capture new opportunities in dynamic industries. Today, Corning’s markets include optical communications, mobile consumer electronics, display technology, automotive, and life sciences vessels. Corning’s industry-leading products include damage-resistant cover glass for mobile devices; precision glass for advanced displays; optical fiber, wireless technologies, and connectivity solutions for state-of-the-art communications networks; trusted products to accelerate drug discovery and delivery; and clean-air technologies for cars and trucks.

Media Relations Contact:

Dan Collins

(607) 974-4197

collinsdf@corning.com

Investor Relations Contact:

Ann H.S. Nicholson

(607) 974-6716

nicholsoas@corning.com

Follow Corning: RSS Feeds | Facebook | Twitter | YouTube